FOR IMMEDIATE RELEASE
April 28, 2021
For more information contact:
Tim McHugh (419) 247-2800
Welltower Reports First Quarter 2021 Results
Toledo, Ohio, April 28, 2021…..Welltower Inc. (NYSE:WELL) today announced results for the quarter ended March 31, 2021.
Recent Highlights
•Reported net income attributable to common stockholders of $0.17 per diluted share
•Reported normalized FFO attributable to common stockholders of $0.80 per diluted share
•As of April 23, 2021, occupancy for our Seniors Housing Operating ("SHO") portfolio increased approximately 60 basis points ("bps") from the pandemic-low on March 12, 2021, led by our U.K. and U.S. portfolios with occupancy gains of 120 bps and 90 bps, respectively
•Year-to-date, completed $1.3 billion of pro rata gross investments exclusive of development funding through April 27, 2021
•On April 27, 2021, we completed a £540 million ($750 million) participating senior loan advancement to affiliates of Safanad Inc. as part of its recapitalization of HC-One Group. The loan, which may be expanded by an additional £30 million, matures in 2026, and is secured by a first mortgage interest in the HC-One portfolio
•Reported near-term liquidity of $4.0 billion as of April 27, 2020
•Announced substantial exit of operating relationship with Genesis Healthcare through real estate transactions totaling $880 million in value, or $144,000 per bed, generating an 8.5% unlevered IRR over full term of Genesis relationship
•Named to the Bloomberg Gender-Equality Index for the third consecutive year
•On April 28, 2021, the Board of Directors declared a cash dividend for the quarter ended March 31, 2021 of $0.61 per share, marking Welltower’s 200th consecutive quarterly cash dividend to shareholders

COVID-19 Update
SHO Portfolio Following the rapid distribution and high acceptance rate of COVID-19 vaccinations by residents within assisted living and memory care facilities in the U.S. and U.K., total resident case counts on a trailing two week basis have declined by 98% since mid-January 2021 across the SHO portfolio. Approximately 99% of our communities are currently accepting new residents, resulting in an acceleration in move-in activity and occupancy rates in recent weeks. Through April 23, 2021, total SHO portfolio occupancy increased by approximately 60 bps to 73.8% from the pandemic-low on March 12, 2021. Occupancy rates are as follows:

	February 2020	December 2020	January 2021	February 2021	March 2021
Spot occupancy (1)	85.4%	75.9%	74.4%	73.6%	73.6%
Sequential occupancy change			(1.5)%	(0.8)%	—%
(1) Spot occupancy represents approximate month end occupancy at our share for properties in operation as of February 29, 2020, including unconsolidated properties but excluding acquisitions, executed dispositions and development conversions since this date.
On a month-to-date basis, as of April 23, 2021, SHO portfolio occupancy has increased approximately 20 bps. Occupancy continued to strengthen in the U.S. and U.K. with gains of approximately 40 bps and 90 bps, respectively. However, occupancy declined approximately 20 bps in Canada over the same period following a sharp rise in COVID-19 cases and implementation of shelter in place orders across parts of the country.
As of April 23, 2021, approximately 97% of our SHO communities reported no confirmed cases of COVID-19 during the trailing two weeks, 3% have reported 1-2 cases and 0% have reported 3+ cases. Virtually all assisted living and memory care communities have completed their final scheduled vaccination clinics.
In 2020, applications were made for amounts under Phase 2 and Phase 3 of the Provider Relief Fund related to our SHO portfolio. During the first quarter, we received net pro rata Provider Relief Funds of approximately $35 million, which was recognized as a reduction to COVID-19 costs within property operating expenses.
Our share of property-level expenses associated with the COVID-19 pandemic relating to our total SHO portfolio, net of reimbursements including Provider Relief Funds and similar programs in the U.K. and Canada, totaled a benefit of approximately $23 million for the three months ended March 31, 2021 as compared to an expense of approximately $7 million for the three months ended

1Q21 Earnings Release	April 28, 2021
March 31, 2020. These costs included higher labor expenses coupled with expenditures related to procurement of personal protective equipment and other supplies, net of any reimbursements. Such amounts had a favorable impact on net income attributable to common stockholders and normalized FFO per diluted share of $0.05 for the three months ended March 31, 2021 and an unfavorable impact of $0.02 per diluted share for the three months ended March 31, 2020.
Rent Collections During the first quarter, we collected approximately 96% of rent due from operators under Triple-net lease agreements (primarily seniors housing and post-acute care facilities). Of the uncollected amounts of Triple-net rent, the majority relates to leases on a cash basis of revenue recognition. In the Outpatient Medical segment, we collected 99% of rent due in the first quarter, with uncollected amounts primarily attributable to local jurisdictions with COVID-19 related ordinances providing temporary rent relief to tenants. Virtually all rent subject to approved deferral agreements has been repaid in full.
Capital Activity and Liquidity Inclusive of available borrowings under our line of credit, cash and cash equivalents, and IRC Section 1031 deposits, at April 27, 2021, we have $4.0 billion of near-term available liquidity and no material senior unsecured note maturities until 2024. Through the first and second quarter, we sold 3.7 million shares of common stock under our ATM program via forward sale agreements at an initial weighted average price of $73.43 per share, generating future expected gross proceeds of approximately $272 million.
On March 25, 2021 we completed the issuance of $750 million senior unsecured notes bearing interest at 2.80% with a maturity date of June 2031. Net proceeds were used to fund the April 15, 2021 redemption of all $339 million aggregate amount outstanding of the 3.75% senior notes due March 2023 and all $335 million aggregate amount outstanding of the 3.95% senior notes due September 2023. The remaining proceeds were used to reduce borrowings under our term loan due April 2022. During the quarter we extinguished $42 million of secured debt at a blended average interest rate of 7.60%.

Dividend On April 28, 2021, the Board of Directors declared a cash dividend for the quarter ended March 31, 2021 of $0.61 per share. This dividend, which will be paid on May 20, 2021 to stockholders of record on May 11, 2021, will be our 200th consecutive quarterly cash dividend. The declaration and payment of future quarterly dividends remains subject to review and approval by the Board of Directors.
Quarterly Investment and Disposition Activity In the first quarter, we completed $368 million of pro rata gross investments including $209 million in acquisitions at a blended initial yield of 6.2%. Additionally, $121 million in development funding with an expected stable yield of 7.1% and $38 million of loan funding at a yield of 7.3% were completed. We converted four development projects for an aggregate pro rata amount of $174 million and an expected stable yield of 6.2%. Additionally, during the quarter we completed pro rata property dispositions of $216 million at a 5.5% yield.
Notable Investments and Dispositions
Harbor Retirement Associates During the first quarter, we acquired a portfolio of eight seniors housing properties located throughout the southeast for a pro rata investment of $132 million. The communities will be operated by Harbor Retirement Associates under a new triple-net master lease.
Pappas Properties and Atrium Health During the first quarter, we delivered two state-of-the-art "Class A+" medical office buildings previously under development in Charlotte, North Carolina as part of the joint venture between Pappas Properties and Welltower. Both buildings are 100% master leased to Atrium Health (Moody's: Aa3) for 15 years. The project is part of a multi-phase, health care anchored, mixed-use development located next to Atrium Health's flagship Carolinas Medical Center campus. The properties will house integrated specialty clinical practices for Atrium Health including the Sanger Heart and Vascular Institute.
Wafra Joint Venture During the first quarter, we completed the previously announced joint venture partnership with certain investment vehicles managed by Wafra by contributing five properties, to the joint venture for a pro rata sales price of $110 million. In total, the joint venture comprises a portfolio of 23 outpatient medical properties previously majority-owned by Welltower located in Texas, Florida, Minnesota, the Carolinas, Tennessee, California, Pennsylvania and Washington, among other states. Through the partnership, we retained a 20% economic interest in the portfolio, along with leasing and property management responsibilities.
Invesco Real Estate Outpatient Medical Joint Ventures We announced our initial joint venture agreement with Invesco Real Estate ("IRE"), a global real estate investment manager, in November 2019 in conjunction with the plan to sell an 85% interest in 31 properties, representing approximately 2.2 million square feet, for a total pro rata sales price of $612 million at a yield of 5.6%. We retained leasing, property management and asset management responsibilities for the joint venture.
During the third quarter of 2020, we expanded our partnership with IRE through a new joint venture which comprises a portfolio of 20 outpatient medical properties previously majority owned by Welltower, spanning 1.0 million square feet across five states for a total transaction price of $402 million. The average age of the properties is 16 years, with roughly half of the portfolio affiliated with health systems. Through the partnership, we retained a 15% economic interest in the portfolio, along with leasing, property management and asset management responsibilities. During 2020, we sold 18 of the 20 IRE properties for a total pro rata sales price of $302 million at a 5.4% yield. In the first quarter of 2021, we closed the remaining two properties for $37 million. In addition, during the quarter a right of first refusal was exercised for one property at a sales price of $12 million.

1Q21 Earnings Release	April 28, 2021
Other Notable Transactions During the first quarter, we acquired two seniors housing properties for $50 million. StoryPoint Senior Living and Chelsea Senior Living will each operate a property under a triple-net lease. Also during the first quarter, we closed on the acquisition of a $5 million seniors housing property operated by Frontier Management as part of the existing joint-venture agreement. Additionally, we completed the acquisition of a $14 million medical office building and the purchase of an assisted living community for $8 million that are owned in the existing joint venture with ProMedica and included in the existing triple-net master lease. Lastly, during the first quarter, we made two loan advances secured by senior mortgages on two seniors housing properties for a total of $38 million.
Notable Post Quarter Transactions
Genesis Healthcare As previously announced, we entered into definitive agreements to execute a series of mutually beneficial transactions intended to substantially exit Welltower's operating relationship with Genesis Healthcare. In April, we contributed nine mostly purpose built PowerBack facilities, which provide higher acuity, short-stay rehabilitation and care, into an 80/20 joint venture with ProMedica at a total value of $292 million. The nine properties were added to the existing master lease with ProMedica. Additionally, we have entered into definitive agreements to sell 35 properties which are primarily traditional skilled nursing facilities for $496 million to a joint venture with Aurora Health Network and Peace Capital, in which Welltower will retain a noncontrolling interest with a right to preferential distributions. These property dispositions, along with the transfer of operations of the facilities to leading regional operators, is expected to occur primarily in the second and third quarters. Additionally, we currently lease seven skilled nursing facilities, which we sublease to Genesis. We have entered into an agreement to transition the operations of these properties into a new lease agreement with a regional operator. We have a bargain purchase option on these properties, which we expect to execute in April 2023. We have entered into a forward sales agreement for the seven properties valued at $182 million with the Aurora Health Network joint venture that is intended to close simultaneously with the purchase option exercise.
To effectuate the transition of all 51 assets, we agreed to provide Genesis a lease termination fee of $86 million upon the successful transition of all properties, which will be used to immediately repay indebtedness to Welltower. Additionally, upon achievement of certain restructuring milestones, we will reduce Genesis' indebtedness by an additional $170 million in exchange for an equity interest in Genesis, allowing for participation in the expected post-COVID recovery in fundamentals. Upon conclusion of the aforementioned loan transactions, Genesis will have $167 million of indebtedness to Welltower, exclusive of additional PIK interest, which will carry a maturity date of January 1, 2024. As of March 31, 2021, our total carrying value of Genesis loans receivable was $139 million.
ProMedica Joint Venture Disposition As previously announced, the Welltower and ProMedica joint venture intends to divest a 25 property portfolio of non-strategic skilled nursing facilities for $265 million. The properties, which were acquired through the formation of the Welltower/ProMedica joint venture in 2018, are in eight states and have an average age of 41 years. The disposition is expected to be completed in tranches during the second and third quarters and is expected to generate an unlevered IRR of 22% over the 2.5 year ownership period of the assets.
Safanad/HC-One Loan Funding and Equity Investment On April 28, 2021, we announced that we provided £540 million ($750 million) of senior loan financing and a £30 million ($42 million) delayed facility to affiliates of Safanad, a global real estate and private equity firm, as part of the successful recapitalization of its investment in HC-One Group. The recapitalization will enhance HC-One’s ability to meet the complex care needs of the communities it serves and reinforces its commitment to its team members at all levels of the organization, while enabling HC-One to continue to modernize and enhance its portfolio of care homes. The loan has a 5-year term and is fully collateralized by the shares and assets of the HC-One Group, including its underlying property portfolio of owned assets across the United Kingdom. Welltower’s last pound basis on the initial £540 million tranche is approximately £40,000 per unit.
Additionally, we will have the ability to participate in the anticipated recovery in the U.K. seniors housing sector through both warrants and a £55 million equity investment. The investments, inclusive of the loan, are expected to be accretive to our earnings.

Other Notable Transactions Subsequent to quarter-end, we acquired two seniors housing properties located in Philadelphia and Quebec for a pro rata investment of $68 million. The properties are operated by Sunrise Senior Living and Chartwell Retirement Residences. In addition, we made a loan advancement for $18 million that is secured by a senior mortgage on a seniors housing property operated by Frontier Management.
Outlook for Second Quarter 2021 The extent to which the COVID-19 pandemic impacts our operations and those of our operators and tenants will depend on future developments, which are highly uncertain and cannot be predicted with confidence, including the scope, severity and duration of the pandemic, the actions taken to contain the pandemic or mitigate its impact and the direct and indirect economic effects of the pandemic and related containment and vaccination measures, among others. Accordingly, we are only introducing earnings guidance for the quarter ended June 30, 2021 and expect to report net income attributable to common stockholders in a range of $0.31 to $0.36 per diluted share and normalized FFO attributable to common stockholders in a range of $0.72 to $0.77 per diluted share. In preparing our guidance, we have made the following assumptions:
•Provider Relief Funds: Our second quarter guidance does not include the recognition of any Provider Relief Funds which may be received during the quarter.

1Q21 Earnings Release	April 28, 2021
•SHO Portfolio Occupancy: Midpoint of FFO guidance assumes a continuation of recent trends resulting in an approximate increase of 130 bps through the second quarter.
•General and Administrative Expenses: We anticipate full year general and administrative expenses to be approximately $135 million to $140 million and stock-based compensation expense to be approximately $21 million.
•Investments: Our second quarter 2021 earnings guidance includes only those acquisitions closed or announced to date. Furthermore, no transitions or restructures beyond those announced to date are included.
•Development: We anticipate funding approximately $320 million of development in 2021 relating to projects underway on March 31, 2021.
•Dispositions: We expect pro rata disposition proceeds of $1.1 billion at a blended yield of 7.9% in 2021. This includes approximately $433 million in proceeds from dispositions and loan payoffs completed to date and $681 million of incremental expected proceeds related to properties classified as held-for-sale as of March 31, 2021.
Our guidance does not include any additional investments, dispositions or capital transactions beyond those we have announced, nor any other expenses, impairments, unanticipated additions to the loan loss reserve or other additional normalizing items. Please see the Supplemental Reporting Measures section for further discussion and our definition of normalized FFO and Exhibit 3 for a reconciliation of the outlook for net income available to common stockholders to normalized FFO attributable to common stockholders. We will provide additional detail regarding our second quarter outlook and assumptions on the first quarter 2021 conference call.
Conference Call Information We have scheduled a conference call on Thursday, April 29, 2021 at 9:00 a.m. Eastern Time to discuss our first quarter 2021 results, industry trends and portfolio performance. Telephone access will be available by dialing (844) 467-7115 or (409) 983-9837 (international). For those unable to listen to the call live, a taped rebroadcast will be available beginning two hours after completion of the call through May 13, 2021. To access the rebroadcast, dial (855) 859-2056 or (404) 537-3406 (international). The conference ID number is 4881434. To participate in the webcast, log on to www.welltower.com 15 minutes before the call to download the necessary software. Replays will be available for 90 days.
Supplemental Reporting Measures We believe that net income and net income attributable to common stockholders ("NICS"), as defined by U.S. generally accepted accounting principles ("U.S. GAAP"), are the most appropriate earnings measurements. However, we consider funds from operations ("FFO") and normalized FFO to be useful supplemental measures of our operating performance. These supplemental measures are disclosed on our pro rata ownership basis. Pro rata amounts are derived by reducing consolidated amounts for minority partners’ noncontrolling ownership interests and adding our minority ownership share of unconsolidated amounts. We do not control unconsolidated investments. While we consider pro rata disclosures useful, they may not accurately depict the legal and economic implications of our joint venture arrangements and should be used with caution.
Historical cost accounting for real estate assets in accordance with U.S. GAAP implicitly assumes that the value of real estate assets diminishes predictably over time as evidenced by the provision for depreciation. However, since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient. In response, the National Association of Real Estate Investment Trusts ("NAREIT") created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation from net income. FFO attributable to common stockholders, as defined by NAREIT, means net income attributable to common stockholders, computed in accordance with U.S. GAAP, excluding gains (or losses) from sales of real estate and impairments of depreciable assets, plus real estate depreciation and amortization, and after adjustments for unconsolidated entities and noncontrolling interests. Normalized FFO attributable to common stockholders represents FFO attributable to common stockholders adjusted for certain items detailed in Exhibit 2. We believe that normalized FFO attributable to common stockholders is a useful supplemental measure of operating performance because investors and equity analysts may use this measure to compare the operating performance of the Company between periods or as compared to other REITs or other companies on a consistent basis without having to account for differences caused by unanticipated and/or incalculable items.
Our supplemental reporting measures and similarly entitled financial measures are widely used by investors, equity and debt analysts and ratings agencies in the valuation, comparison, rating and investment recommendations of companies. Our management uses these financial measures to facilitate internal and external comparisons to historical operating results and in making operating decisions. Additionally, they are utilized by the Board of Directors to evaluate management. The supplemental reporting measures do not represent net income or cash flow provided from operating activities as determined in accordance with U.S. GAAP and should not be considered as alternative measures of profitability or liquidity. Finally, the supplemental reporting measures, as defined by us, may not be comparable to similarly entitled items reported by other real estate investment trusts or other companies. Please see the exhibits for reconciliations of supplemental reporting measures and the supplemental information package for the quarter ended March 31, 2021, which is available on the Company’s website (www.welltower.com), for information and reconciliations of additional supplemental reporting measures.
About Welltower Welltower Inc. (NYSE:WELL), an S&P 500 company headquartered in Toledo, Ohio, is driving the transformation of health care infrastructure. The Company invests with leading seniors housing operators, post-acute providers and health systems to

1Q21 Earnings Release	April 28, 2021
fund the real estate infrastructure needed to scale innovative care delivery models and improve people’s wellness and overall health care experience. Welltower™, a real estate investment trust (“REIT”), owns interests in properties concentrated in major, high-growth markets in the United States, Canada and the United Kingdom, consisting of seniors housing and post-acute communities and outpatient medical properties. More information is available at www.welltower.com. We routinely post important information on our website at www.welltower.com in the “Investors” section, including corporate and investor presentations and financial information. We intend to use our website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included on our website under the heading “Investors”. Accordingly, investors should monitor such portion of our website in addition to following our press releases, public conference calls and filings with the Securities and Exchange Commission. The information on our website is not incorporated by reference in this press release, and our web address is included as an inactive textual reference only.
Forward-Looking Statements and Risk Factors This press release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. When Welltower uses words such as “may,” “will,” “intend,” “should,” “believe,” “expect,” “anticipate,” “project,” “pro forma,” “estimate” or similar expressions that do not relate solely to historical matters, Welltower is making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that may cause Welltower’s actual results to differ materially from Welltower’s expectations discussed in the forward-looking statements. This may be a result of various factors, including, but not limited to: the duration and scope of the COVID-19 pandemic; the impact of the COVID-19 pandemic on occupancy rates and on the operations of Welltower and its operators/tenants; actions governments take in response to the COVID-19 pandemic, including the introduction of public health measures and other regulations affecting Welltower’s properties and the operations of Welltower and its operators/tenants; uncertainty regarding the implementation and impact of the CARES Act and future stimulus or other COVID-19 relief legislation; the effects of health and safety measures adopted by Welltower and its operators/tenants related to the COVID-19 pandemic; increased operational costs as a result of health and safety measures related to COVID-19; the impact of the COVID-19 pandemic on the business and financial condition of operators/tenants and their ability to make payments to Welltower; disruptions to Welltower's property acquisition and disposition activity due to economic uncertainty caused by COVID-19; general economic uncertainty in key markets as a result of the COVID-19 pandemic and a worsening of global economic conditions or low levels of economic growth; the status of capital markets, including availability and cost of capital; issues facing the health care industry, including compliance with, and changes to, regulations and payment policies, responding to government investigations and punitive settlements and operators’/tenants’ difficulty in cost effectively obtaining and maintaining adequate liability and other insurance; changes in financing terms; competition within the health care and seniors housing industries; negative developments in the operating results or financial condition of operators/tenants, including, but not limited to, their ability to pay rent and repay loans; Welltower’s ability to transition or sell properties with profitable results; the failure to make new investments or acquisitions as and when anticipated; natural disasters and other acts of God affecting Welltower’s properties; Welltower’s ability to re-lease space at similar rates as vacancies occur; Welltower’s ability to timely reinvest sale proceeds at similar rates to assets sold; operator/tenant or joint venture partner bankruptcies or insolvencies; the cooperation of joint venture partners; government regulations affecting Medicare and Medicaid reimbursement rates and operational requirements; liability or contract claims by or against operators/tenants; unanticipated difficulties and/or expenditures relating to future investments or acquisitions; environmental laws affecting Welltower’s properties; changes in rules or practices governing Welltower’s financial reporting; the movement of U.S. and foreign currency exchange rates; Welltower’s ability to maintain Welltower’s qualification as a REIT; key management personnel recruitment and retention; and other risks described in Welltower’s reports filed from time to time with the SEC. Finally, Welltower undertakes no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise, or to update the reasons why actual results could differ from those projected in any forward-looking statements.

1Q21 Earnings Release	April 28, 2021
Welltower Inc.
Financial Exhibits

Consolidated Balance Sheets (unaudited)
(in thousands)
	March 31,
	2021	2020
Assets
Real estate investments:
Land and land improvements	$3,397,055	$3,514,456
Buildings and improvements	27,667,188	29,236,477
Acquired lease intangibles	1,506,823	1,629,662
Real property held for sale, net of accumulated depreciation	564,062	729,560
Construction in progress	542,302	431,497
Less accumulated depreciation and intangible amortization	(6,212,432)	(5,910,979)
Net real property owned	27,464,998	29,630,673
Right of use assets, net	454,787	523,217
Real estate loans receivable, net of credit allowance	487,674	221,228
Net real estate investments	28,407,459	30,375,118
Other assets:
Investments in unconsolidated entities	1,020,010	702,497
Goodwill	68,321	68,321
Cash and cash equivalents	2,131,846	303,423
Restricted cash	426,976	89,643
Straight-line rent receivable	312,721	449,075
Receivables and other assets	624,918	934,951
Total other assets	4,584,792	2,547,910
Total assets	$32,992,251	$32,923,028

Liabilities and equity
Liabilities:
Unsecured credit facility and commercial paper	$—	$844,985
Senior unsecured notes	12,183,710	10,218,853
Secured debt	2,329,474	2,901,232
Lease liabilities	408,916	464,659
Accrued expenses and other liabilities	1,023,219	997,603
Total liabilities	15,945,319	15,427,332
Redeemable noncontrolling interests	355,915	429,359
Equity:
Common stock	418,866	418,226
Capital in excess of par value	20,814,196	20,818,242
Treasury stock	(106,519)	(86,975)
Cumulative net income	8,399,144	7,659,038
Cumulative dividends	(13,598,673)	(12,579,535)
Accumulated other comprehensive income	(128,136)	(96,213)
Total Welltower Inc. stockholders’ equity	15,798,878	16,132,783
Noncontrolling interests	892,139	933,554
Total equity	16,691,017	17,066,337
Total liabilities and equity	$32,992,251	$32,923,028

1Q21 Earnings Release	April 28, 2021

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)
		Three Months Ended
		March 31,
		2021	2020
	Revenues:
	Resident fees and services	$723,464	$849,972
	Rental income	302,843	389,960
	Interest income	19,579	15,241
	Other income	6,176	3,429
	Total revenues	1,052,062	1,258,602
	Expenses:
	Property operating expenses	617,326	681,781
	Depreciation and amortization	244,426	274,801
	Interest expense	123,142	142,007
	General and administrative expenses	29,926	35,481
	Loss (gain) on derivatives and financial instruments, net	1,934	7,651
	Loss (gain) on extinguishment of debt, net	(4,643)	—
	Provision for loan losses	1,383	7,072
	Impairment of assets	23,568	27,827
	Other expenses	10,994	6,292
	Total expenses	1,048,056	1,182,912
	Income (loss) from continuing operations before income taxes
	and other items	4,006	75,690
	Income tax (expense) benefit	(3,943)	(5,442)
	Income (loss) from unconsolidated entities	13,049	(3,692)
	Gain (loss) on real estate dispositions, net	59,080	262,824
	Income (loss) from continuing operations	72,192	329,380

	Net income (loss)	72,192	329,380
Less:	Net income (loss) attributable to noncontrolling interests (1)	646	19,096
	Net income (loss) attributable to common stockholders	$71,546	$310,284
	Average number of common shares outstanding:
	Basic	417,241	410,306
	Diluted	419,079	412,420
	Net income (loss) attributable to common stockholders per share:
	Basic	$0.17	$0.76
	Diluted(2)	$0.17	$0.75
	Common dividends per share	$0.61	$0.87

(1) Includes amounts attributable to redeemable noncontrolling interests.
(2) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.

1Q21 Earnings Release	April 28, 2021

FFO Reconciliations		Exhibit 1
(in thousands, except per share data)	Three Months Ended
	March 31,
	2021	2020
Net income (loss) attributable to common stockholders	$71,546	$310,284
Depreciation and amortization	244,426	274,801
Impairments and losses (gains) on real estate dispositions, net	(35,512)	(234,997)
Noncontrolling interests(1)	(12,516)	(9,409)
Unconsolidated entities(2)	19,223	15,445
NAREIT FFO attributable to common stockholders	287,167	356,124
Normalizing items, net(3)	46,745	63,195
Normalized FFO attributable to common stockholders	$333,912	$419,319

Average diluted common shares outstanding	419,079	412,420

Per diluted share data attributable to common stockholders:
Net income (loss)(4)	$0.17	$0.75
NAREIT FFO	$0.69	$0.86
Normalized FFO	$0.80	$1.02

Normalized FFO Payout Ratio:
Dividends per common share	$0.61	$0.87
Normalized FFO attributable to common stockholders per share	$0.80	$1.02
Normalized FFO payout ratio	76%	85%

Other items:(5)
Net straight-line rent and above/below market rent amortization(6)	$(18,134)	$(24,930)
Non-cash interest expenses(7)	3,635	2,823
Recurring cap-ex, tenant improvements, and lease commissions	(11,433)	(22,616)
Stock-based compensation(8)	5,381	6,822

(1) Represents noncontrolling interests' share of net FFO adjustments.
(2) Represents Welltower's share of net FFO adjustments from unconsolidated entities.
(3) See Exhibit 2.
(4) Includes adjustment to the numerator for income (loss) attributable to OP unitholders.
(5) Amounts presented net of noncontrolling interests' share and including Welltower's share of unconsolidated entities.
(6) Excludes normalized other impairment (see Exhibit 2).
(7) Excludes normalized incremental interest expense (see Exhibit 2).
(8) Excludes certain severance related stock-based compensation recorded in other expense (see Exhibit 2).

1Q21 Earnings Release	April 28, 2021

Normalizing Items			Exhibit 2
(in thousands, except per share data)	Three Months Ended
	March 31,
	2021		2020
Loss (gain) on derivatives and financial instruments, net	$1,934	(1)	$7,651
Loss (gain) on extinguishment of debt, net	(4,643)	(2)	—
Provision for loan losses	1,383	(3)	7,072
Incremental interest expense	—		5,871
Other impairment	49,241	(4)	32,268
Other expenses	10,994	(5)	6,292
Normalizing items attributable to noncontrolling interests and unconsolidated entities, net	(12,164)	(6)	4,041
Net normalizing items	$46,745		$63,195

Average diluted common shares outstanding	419,079		412,420
Net normalizing items per diluted share	$0.11		$0.15

(1) Primarily related to mark-to-market of Genesis Healthcare stock holdings.
(2) Primarily related to the extinguishment of secured debt.
(3) Primarily related to reserves for loan losses under the current expected credit losses accounting standard.
(4) Primarily related to reserve for straight-line rent receivable balances related to leases placed on cash recognition.
(5) Primarily related to non-capitalizable transaction costs.
(6) Primarily related to our share of the gain related to the sale of a home health business owned by one of our unconsolidated entities, as well as the noncontrolling interests' share of the reserve for straight-line rent receivable balances related to leases placed on cash recognition.

Outlook Reconciliations: Quarter Ending June 30, 2021		Exhibit 3
(in millions, except per share data)	Current Outlook
	Low	High
FFO Reconciliation:
Net income attributable to common stockholders	$128	$149
Impairments and losses (gains) on real estate dispositions, net(1,2)	(75)	(75)
Depreciation and amortization(1)	249	249
NAREIT FFO and Normalized FFO attributable to common stockholders	302	323

Diluted per share data attributable to common stockholders:
Net income	$0.31	$0.36
NAREIT FFO and Normalized FFO	$0.72	$0.77

Other items:(1)
Net straight-line rent and above/below market rent amortization	$(20)	$(20)
Non-cash interest expenses	4	4
Recurring cap-ex, tenant improvements, and lease commissions	(24)	(24)
Stock-based compensation	5	5

(1) Amounts presented net of noncontrolling interests' share and Welltower's share of unconsolidated entities.
(2) Includes estimated gains on projected dispositions.